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                                                            Exhibit 4.1

SECURITIES PURCHASE AGREEMENT


THIS SECURITIES PURCHASE AGREEMENT, dated as of the date of acceptance set forth below, is entered into by and between AMERICAN CHAMPION ENTERTAINMENT, INC., a Delaware corporation, with headquarters located at 26203 Production Avenue, Suite 5, Hayward, California 94545 (the "Company"), and each entity named on a signature page hereto (each, a "Buyer") (each agreement with a Buyer being deemed a separate and independent agreement between the Company and such Buyer, except that each Buyer acknowledges and consents to the rights granted to each other Buyer under such agreement and the Transaction Agreements, as defined below, referred to therein).

                       W I T N E S S E T H:

WHEREAS, the Company and the Buyer are executing and delivering this Agreement in accordance with and in reliance upon the exemption from securities registration afforded, inter alia, by Rule 506 under Regulation D ("Regulation D") as promulgated by the United States Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "1933 Act"), and/or Section 4(2) of the 1933 Act; and

WHEREAS, the Buyer wishes to purchase, upon the terms and subject to the conditions of this Agreement, 7% Convertible Debentures of the Company which will be convertible into shares of Common Stock, $.0001 par value per share of the Company (the "Common Stock"), upon the terms and subject to the conditions of such Convertible Debentures, together with the Warrants (as defined below) exercisable for the purchase of shares of Common Stock (the "Warrant Shares"), and subject to acceptance of this Agreement by the Company;

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.      AGREEMENT TO PURCHASE; PURCHASE PRICE.

a. Purchase; Certain Definitions. (i) The undersigned hereby agrees to initially purchase from the Company 7% Convertible Debentures in the principal amount set forth on the Buyer's signature page of this Agreement (the "Initial Debentures"), out of a total offering of $1,800,000 of such Debentures, and having the terms and conditions and being in the form attached hereto as Annex I. The purchase price for the Initial Debentures shall be as set forth on the signature page hereto and shall be payable in United States Dollars.

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(ii)    As used herein, the term "Debentures" means the
Initial Debentures and the Additional Debentures (as defined below), unless the context otherwise requires.

(iii) As used herein, the term "Securities" means the Debentures, the Common Stock issuable upon conversion of the Debentures, the Warrants and the Warrant Shares.

(iv) As used herein, the term "Purchase Price" means the purchase price for the Initial Debentures or the Additional Debentures, as the case may be.

(v) As used herein, the term "Initial Closing Date" means the date of the closing of the purchase and sale of the Initial
Debentures, as provided herein.

(vi) As used herein, the term "Additional Closing Date" means the date of the closing of the purchase and sale of the relevant Additional Debentures, as provided herein.

(vii) As used herein, the term "Closing Date" means the relevant Initial Closing Date or Additional Closing Date, as the case may be.

(viii) As used herein, the term "Effective Date" means the effective date of the Registration Statement covering the Registrable Securities (as those terms are defined in the Registration Rights
Agreement defined below).

(ix)    As used herein, the term "Market Price of the Common
Stock" means (x) the average closing bid price of the Common Stock for the five (5) trading days ending on the trading day immediately before the date indicated in the relevant provision hereof (unless a different relevant period is specified in the relevant provision), as reported by Bloomberg, LP or, if not so reported, as reported on the over-the-counter market or (y) if the Common Stock is listed on a stock exchange, the lowest trade price on such exchange on the date indicated in the relevant provision hereof, as reported in The Wall Street Journal.

b.      Form of Payment; Delivery of Debentures.

(i)     The Buyer shall pay the Purchase Price for the relevant
Debentures by delivering immediately available good funds in United States Dollars to the escrow agent (the "Escrow Agent") identified in the Joint Escrow Instructions attached hereto as Annex II (the "Joint Escrow Instructions") on the date prior to the relevant Closing Date.

(ii) No later than the relevant Closing Date, but in any event promptly following payment by the Buyer to the Escrow Agent of the relevant Purchase Price, the Company shall deliver the relevant Debentures and the Warrants, each duly executed on behalf of the Company, to the Escrow Agent.

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(iii)   By signing this Agreement, each of the Buyer and the
Company, subject to acceptance by the Escrow Agent, agrees to all of the terms and conditions of, and becomes a party to, the Joint Escrow
Instructions, all of the provisions of which are incorporated herein by this reference as if set forth in full.

c.      Method of Payment.  Payment into escrow of the Purchase
Price shall be made by wire transfer of funds to:

                    Bank of New York
                    350 Fifth Avenue
                    New York, New York 10001

                    ABA# 021000018
                    For credit to the account of Krieger & Prager, Esqs.

                    Account No.: [To be provided to the Buyer by Krieger &
                                 Prager]

Not later than 5:00 p.m., New York time, on the date which is two (2) New York Stock Exchange trading days after the Company shall have accepted this Agreement and returned a signed counterpart of this Agreement to the Escrow Agent by facsimile, the Buyer shall deposit with the Escrow Agent the Purchase Price for the Initial Debentures in currently available funds. Time is of the essence with respect to such payment, and failure by the Buyer to make such payment, shall allow the Company to cancel this Agreement.

d. Escrow Property. The Purchase Price installments and the Debentures and Warrants delivered to the Escrow Agent as contemplated by Sections 1(b) and (c) hereof are referred to as the "Escrow Property."

2.  BUYER REPRESENTATIONS, WARRANTIES, ETC.; ACCESS TO
    INFORMATION; INDEPENDENT INVESTIGATION.

The Buyer represents and warrants to, and covenants and agrees with, the Company as follows:

a. Without limiting Buyer's right to sell the Common Stock pursuant to the Registration Statement (as that term is defined in the Registration Rights Agreement defined below), the Buyer is purchasing the Debentures and the Warrants and will be acquiring the shares of Common Stock issuable upon conversion of the Debentures (the "Converted Shares") and the Warrant Shares for its own account for investment only and not with a view towards the public sale or distribution thereof and not with a view to or for sale in connection with any distribution thereof.


b. The Buyer is (i) an "accredited investor" as that term is defined in Rule 501 of the General Rules and Regulations under the 1933 Act by reason of Rule 501(a)(3), (ii) experienced in making investments of the kind described in this Agreement and the related documents, (iii) able, by reason of the business and financial experience of its officers (if an entity) and professional advisors (who are not affiliated with or compensated in any way by the Company or any of its affiliates or selling agents), to protect its own interests in connection with the transactions described in this Agreement, and the related documents, and (iv) able to afford the entire loss of its investment in the Securities.

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c.      All subsequent offers and sales of the Debentures and
the shares of Common Stock representing the Converted Shares and the Warrant Shares (such Common Stock sometimes referred to as the "Shares") by the Buyer shall be made pursuant to registration of the Shares under the 1933 Act or pursuant to an exemption from registration.

d. The Buyer understands that the Debentures are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and the Buyer's compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of the Buyer to acquire the Debentures. The Buyer represents and warrants that the address of its principal place of business is as set forth on the Buyer's signature page of this Agreement.

e. The Buyer and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Debentures and the offer of the Shares which have been requested by the Buyer, including Annex V hereto. The Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Company and have received complete and satisfactory answers to any such inquiries. Without limiting the generality of the foregoing, the Buyer has also had the opportunity to obtain and to review the Company's (1) Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997, (2) Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1998, and (3) Proxy Statement for the Company's annual meeting of shareholders held on May 29, 1998
(the "Company's SEC Documents").

f. The Buyer understands that its investment in the Securities involves a high degree of risk.

g. The Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities.

h. This Agreement has been duly and validly authorized, executed and delivered on behalf of the Buyer and is a valid and binding agreement of the Buyer enforceable in accordance with its terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors' rights generally.

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i.      Notwithstanding the provisions hereof or of the
Debentures, in no event (except (i) with respect to an automatic conversion, if any, of a Debenture as provided in the Debentures, (ii) as specifically provided in a Debenture as an exception to this provision, or
(ii) if the Company is in default under any Debenture or any of the Transaction Agreements, as defined below and the Buyer has asserted such default) shall the holder be entitled to convert any Debenture to the extent that, after such conversion, the sum of (1) the number of shares of Common Stock beneficially owned by the Buyer and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Debentures), and (2) the number of shares of Common Stock issuable upon the conversion of the Debentures with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Buyer and its affiliates of more than 9.99% of the outstanding shares of Common Stock (after taking into account the shares to be issued to the Buyer upon such conversion). For purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), except as otherwise provided in clause (1) of such sentence. The Buyer further agrees that if the Buyer transfers or assigns any of the Debentures to a party who or which would not be considered such an affiliate, such transfer or assignment shall be made subject to the transferee's or assignee's specific agreement to be bound by the provisions of this Section 2(i) as if such transferee or assignee were a signatory to this Agreement.

3.      COMPANY REPRESENTATIONS, ETC.

The Company represents and warrants to the Buyer that, except as provided in Annex V hereto:

a.      Concerning the Debentures and the Shares.   There are no
preemptive rights of any stockholder of the Company, as such, to acquire the Debentures, the Warrants or the Shares.

b. Reporting Company Status. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to own its properties and to carry on its business as now being conducted. The Company is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the nature of the business conducted or property owned by it makes such qualification necessary, other than those jurisdictions in which the failure to so qualify would not have a material adverse effect on the business, operations or condition (financial or otherwise) or results of operation of the Company and its subsidiaries taken as a whole. The Company has registered its Common Stock pursuant to Section 12 of the 1934 Act, and the Common Stock is listed and traded on The NASDAQ/SmallCap Market. The Company has received no notice, either oral or written, with respect to the continued eligibility of the Common Stock for such listing, and the Company has maintained all requirements for the continuation of such listing.

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c.      Authorized Shares.  The Company has sufficient
authorized and unissued Shares as may be reasonably necessary to effect the conversion of the Debentures and to issue the Warrant Shares. The Converted Shares and the Warrant Shares have been duly authorized and, when issued upon conversion of, or as interest on, the Debentures or upon exercise of the Warrants, each in accordance with its respective terms, will be duly and validly issued, fully paid and non-assessable and will not subject the holder thereof to personal liability by reason of being such holder.

d.      Securities Purchase Agreement; Registration Rights
Agreement and Stock. This Agreement and the Registration Rights Agreement, the form of which is attached hereto as Annex IV (the "Registration Rights Agreement"), and the transactions contemplated thereby, have been duly and validly authorized by the Company, this Agreement has been duly executed and delivered by the Company and this Agreement is, and the Debentures, the Warrants and the Registration Rights Agreement, when executed and delivered by the Company, will be, valid and binding agreements of the Company enforceable in accordance with their respective terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium, and other similar laws affecting the enforcement of creditors' rights generally.

e. Non-contravention. The execution and delivery of this Agreement and the Registration Rights Agreement by the Company, the issuance of the Securities, and the consummation by the Company of the other transactions contemplated by this Agreement, the Registration Rights Agreement, and the Debentures do not and will not conflict with or result in a breach by the Company of any of the terms or provisions of, or constitute a default under (i) the articles of incorporation or by-laws of the Company, each as currently in effect, (ii) any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Company is a party or by which it or any of its properties or assets are bound, including any listing agreement for the Common Stock except as herein set forth, (iii) to its knowledge, any existing applicable law, rule, or regulation or any applicable decree, judgment, or order of any court, United States federal or state regulatory body, administrative agency, or other governmental body having jurisdiction over the Company or any of its properties or assets, or (iv) the Company's listing agreement for its Common Stock, except such conflict, breach or default which would not have a material adverse effect on the business, operations or condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole, or on the transactions contemplated herein.

f. Approvals. No authorization, approval or consent of any court, governmental body, regulatory agency, self-regulatory organization, or stock exchange or market or the stockholders of the Company is required to be obtained by the Company for the issuance and sale of the Securities to the Buyer as contemplated by this Agreement, except such authorizations, approvals and consents that have been obtained or that are contemplated by this Agreement to be obtained on a date after the date hereof.

g. SEC Filings. None of the Company's SEC Documents contained, at the time they were filed, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements made therein in light of the circumstances under which they were made, not misleading. Except for certain filings required to be filed by persons subject and pursuant to
Section 16 of the 1934 Act, the Company has since August 1, 1997 timely filed all requisite forms, reports and exhibits thereto with the SEC.

h. Absence of Certain Changes. Since January 1, 1998, there has been no material adverse change and no material adverse development in the business, properties, operations, condition (financial or otherwise), or results of operations of the Company, except as disclosed in the Company's SEC Documents. Since January 1, 1998, except as provided in the Company's SEC Documents, the Company has not (i) incurred or become subject to any material liabilities (absolute or contingent) except liabilities incurred in the ordinary course of business consistent with past practices; (ii) discharged or satisfied any material lien or encumbrance or paid any material obligation or liability (absolute or contingent), other than current liabilities paid in the ordinary course of business consistent with past practices; (iii) declared or made any payment or distribution of cash or other property to stockholders with respect to its capital stock, or purchased or redeemed, or made any agreements to purchase or redeem, any shares of its capital stock; (iv) sold, assigned or transferred any other tangible assets, or canceled any debts or claims, except in the ordinary course of business consistent with past practices; (v) suffered any substantial losses or waived any rights of material value, whether or not in the ordinary course of business, or suffered the loss of any material amount of existing business; (vi) made any changes in employee compensation, except in the ordinary course of business consistent with past practices; or (vii) experienced any material problems with labor or management in connection with the terms and conditions of their employment.

i.      Full Disclosure.  There is no fact known to the Company
(other than general economic conditions known to the public generally or as disclosed in the Company's SEC Documents) that has not been disclosed in writing to the Buyer that (i) would reasonably be expected to have a material adverse effect on the business, operations or condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole, (ii) would reasonably be expected to materially and adversely affect the ability of the Company to perform its obligations pursuant to this Agreement or any of the agreements contemplated hereby (collectively, including this Agreement, the "Transaction Agreements"), or (iii) would reasonably be expected to materially and adversely affect the value of the rights granted to the Buyer in the Transaction Agreements.

j. Absence of Litigation. Except as set forth in the Company's SEC Documents, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board or body pending or, to the knowledge of the Company, threatened against or affecting the Company, wherein an unfavorable decision, ruling or finding would have a material adverse effect on the properties, business or financial condition, or results of operation of the Company and its subsidiaries taken as a whole or the transactions contemplated by any of the Transaction Agreements or which would adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, any of the Transaction Agreements.

k.      Absence of Events of Default.  Except as set forth in
Section 3(e) hereof, no Event of Default (or its equivalent term), as defined in the respective agreement to which the Company is a party, and no event which, with the giving of notice or the passage of time or both, would become an Event of Default (or its equivalent term) (as so defined in such agreement), has occurred and is continuing, which would have a material adverse effect on the business, operations or condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole.

l. Prior Issues. During the twelve (12) months preceding the date hereof, the Company has not issued any convertible securities. The presently outstanding unconverted principal amount of each such issuance as at June 29, 1998 are set forth in Annex V.

m.      No Undisclosed Liabilities or Events.  The Company has
no liabilities or obligations other than those disclosed in the Company's SEC Documents or those incurred in the ordinary course of the Company's business since January 1, 1998, and which individually or in the aggregate, do not or would not have a material adverse effect on the properties, business, condition (financial or otherwise), or results of operations of the Company and its subsidiaries, taken as a whole. Except for the transactions contemplated by the Transaction Agreements, no event or circumstances has occurred or exists with respect to the Company or its properties, business, condition (financial or otherwise), or results of operations, which, under applicable law, rule or regulation, requires public disclosure or announcement prior to the date hereof by the Company
but which has not been so publicly announced or disclosed.   There are no
proposals currently under consideration or currently anticipated to be under consideration by the Board of Directors or the executive officers of the Company which proposal would (x) change the certificate of incorporation or other charter document or by-laws of the Company, each as currently in effect, with or without shareholder approval, which change would reduce or otherwise adversely affect the rights and powers of the shareholders of the Common Stock or (y) materially or substantially change the business, assets or capital of the Company, including its interests in subsidiaries.

n. No Default. The Company is not in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust or other material instrument or agreement to which it is a party or by which it or its property is bound.

o. No Integrated Offering. Neither the Company nor any of its affiliates nor any person acting on its or their behalf has, directly or indirectly, at any time since December 1, 1997, made any offer or sales of any security or solicited any offers to buy any security under circumstances that would eliminate the availability of the exemption from registration under Rule 506 of Regulation D in connection with the offer and sale of the Securities as contemplated hereby.


p. Dilution. The number of Shares issuable upon conversion of the Debentures and the exercise of the Warrants may increase substantially in certain circumstances, including, but not necessarily limited to, the circumstance wherein the trading price of the Common Stock declines prior to the conversion of the Debentures. The Company's executive officers and directors have studied and fully understand the nature of the Securities being sold hereby and recognize that they have a potential dilutive effect. The board of directors of the Company has concluded, in its good faith business judgment, that such issuance is in the best interests of the Company. The Company specifically acknowledges that its obligation to issue the Shares upon conversion of the Debentures and upon exercise of the Warrants is binding upon the Company and enforceable regardless of the dilution such issuance may have on the ownership interests of other shareholders of the Company.

4.      CERTAIN COVENANTS AND ACKNOWLEDGMENTS.

a. Transfer Restrictions. The Buyer acknowledges that (1) the Debentures have not been and are not being registered under the provisions of the 1933 Act and, except as provided in the Registration Rights Agreement, the Securities have not been and are not being registered under the 1933 Act, and may not be transferred unless (A) subsequently registered thereunder or (B) the Buyer shall have delivered to the Company an opinion of counsel, reasonably satisfactory in form, scope and substance to the Company, to the effect that the Securities to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; (2) any sale of the Securities made in reliance on Rule 144 promulgated under the 1933 Act may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any resale of such Securities under circumstances in which the seller, or the person through whom the sale is made, may be deemed to be an underwriter, as that term is used in the 1933 Act, may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (3) neither the Company nor any other person is under any obligation to register the Securities (other than pursuant to the Registration Rights Agreement) under the 1933 Act or to comply with the terms and conditions of any exemption thereunder.

b. Restrictive Legend. The Buyer acknowledges and agrees that the Debentures and the Warrants, and, until such time as the Common Stock has been registered under the 1933 Act as contemplated by the Registration Rights Agreement and sold in accordance with an effective Registration Statement, certificates and other instruments representing any of the Securities shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of any such Securities):

THESE SECURITIES (THE "SECURITIES") HAVE NOT BEEN
REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED,
OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD
OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE
REGISTRATION STATEMENT FOR THE SECURITIES OR AN OPINION
OF COUNSEL OR OTHER EVIDENCE ACCEPTABLE TO THE
CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

c. Registration Rights Agreement. The parties hereto agree to enter into the Registration Rights Agreement on or before the Initial Closing Date.

d. Filings and Shareholder Consent. (i) The Company undertakes and agrees to make all necessary filings in connection with the sale of the Debentures to the Buyer under any United States laws and regulations applicable to the Company, or by any domestic securities exchange or trading market, and to provide a copy thereof to the Buyer promptly after such filing.

(ii)    The Company undertakes and agrees to take all steps
necessary to have a vote of the shareholders of the Company regarding authorization of the Company's issuance to the holders of the Debentures of shares of Common Stock in excess of twenty percent (20%) of the outstanding shares of Common Stock on the Closing Date on or before the
Meeting Date (as defined below)   in accordance with NASDAQ Rule
4310(c)(25)(H)(i)(d)(2). The term "Meeting Date" means the date which is the earlier of (x) the First Additional Closing Date or (y) forty (40) days after the first date on which the Conversion Rate is determined as if there were no Floor Price (as those terms are defined in the Debenture) pursuant to the provisions of Section 4(E)(v) or (vi) of the Debenture.
 The Company will recommend to the shareholders that such authorization be granted and will seek proxies from shareholders not attending the meeting (if such meeting is required to effectuate such authorization) naming a director or officer of the Company as such shareholder's proxy and directing the proxy to vote, or giving the proxy the authority to vote, in favor of such authorization. Upon determination that the shareholders have voted in favor of such authorization, the Company shall cause its counsel to issue to the Buyer an unqualified opinion (the "Authorization Opinion") that such authorization has been duly adopted by all necessary corporate action of the Company and that the Company will be able to issue, without restriction as to the number of such shares, all shares of Common Stock as may be issuable upon conversion of the Debentures and without any limits imposed by the Cap Regulations (as defined in the Debentures) adopted on or before and in effect on the date of the Authorization Opinion. The Authorization Opinion shall state that the Buyer may rely thereon in connection with the transactions contemplated by this Agreement and the other Transaction Agreements regarding its holdings of the Debentures. If, for any reason, (x) the Authorization Opinion is not issued within five (5) business days after such meeting, (y) the meeting is not held by the Meeting Date or (z) the requisite shareholder approval is not obtained at the meeting, the Conversion Rate shall be adjusted to ninety percent (90%) of what the Conversion Rate would have been in the absence of this provision.


(iii) In furtherance of the provisions of the immediately preceding subparagraph (ii) hereof, the Company (a) commits to using its best efforts to obtain any shareholder authorization contemplated by said subparagraph (ii), and (b) represents to the Buyer that the Company has obtained the binding irrevocable commitment or proxy (each, a "Principal Voter Proxy") of each Principal Voter (as defined below) that such Principal Voter will vote in favor of any shareholder authorization contemplated by said subparagraph (ii). Each Principal Voter Proxy shall be issued in favor of the Buyer or the Buyer's designee and shall state that, among other things, as a result of the Principal Voter's direct or indirect relationship to the Company on the date the Principal Voter Proxy is given, such Principal Voter Proxy is deemed coupled with an interest in favor of the Buyer. A "Principal Voter" is a person who meets any one or more of the following criteria: (A) a person who is a director or principal officer of the Company (each, a "Company Principal") and who, directly or indirectly, holds any shares of Common Stock of the Company;
(B) a spouse of a Company Principal who resides in the household of the Company Principal (a "Principal's Spouse") and who, directly or indirectly, holds any shares of Common Stock of the Company, (C) a parent, sibling or child of a Company Principal who resides in the household of a Company Principal or of a Principal's Spouse (each, a "Principal's Relative") and who, directly or indirectly, holds any shares of Common Stock or (D) any other person or entity, including, without limitation, for profit or non-profit corporations, partnerships and trusts, whose voting rights regarding Common Stock of the Company is subject to the direction, control or other influence of any Company Principal, Principal's Spouse or Principal's Relative. The Company will deliver such Principal Voter Proxies to the Buyer or the Buyer's designee within ten
(10) business days after the Initial Closing Date.

e. Reporting Status. So long as the Buyer beneficially owns any of the Debentures, the Company shall file all reports required to be filed by the Company with the SEC pursuant to Section 13 or 15(d) of the 1934 Act, and the Company shall not voluntarily terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would permit such termination.
 The Company will take all reasonable action under its control to continue the listing and trading of its Common Stock (including, without limitation, all Registrable Securities) on The NASDAQ SmallCap Market and will comply in all material respects with the Company's reporting, filing and other obligations under the by-laws or rules of the National Association of Securities Dealers, Inc. ("NASD") or The NASDAQ SmallCap Market.

f.      Use of Proceeds.    The Company shall use the proceeds
from the sale of the Debentures (excluding amounts paid by the Company for legal fees, finder's fees and escrow fees in connection with the sale of the Debentures) for internal working capital purposes, and shall not, directly or indirectly, use such proceeds for any loan to or investment in any other corporation, partnership, enterprise or other person, including any of its affiliates, or to repay any debt to any of its affiliates.

g. Certain Agreements. The Company covenants and agrees that it will not, without the prior written consent of the Buyer, enter into any subsequent or further offer or sale of Common Stock or securities convertible into Common Stock with any third party on any date which is prior to the later of (A) one hundred twenty (120) days after the Effective Date or (B) sixty (60) days after the last Additional Closing Date. The foregoing provision shall not restrict the Company from issuing shares of Common Stock upon the exercise of (x) certain warrants for the purchase of up to approximately 1,755,000 outstanding as of the date hereof and (y) certain options granted or be granted pursuant to the 1997 Stock Option Plan or the 1997 Non-Employee Directors Stock Option Plan.

h. Future Purchases. (i) The Buyer hereby unconditionally and irrevocably agrees to purchase from the Company, and the Company hereby unconditionally and irrevocably agrees to issue to the Buyer, additional Debentures (collectively, the "Additional Debentures") in the principal amount of the relevant Additional Tranche identified in subparagraph (h)(ii) below multiplied by a fraction, of which the numerator is the principal amount of the Initial Debentures and the denominator is $1,000,000. The Additional Debentures shall be issued and acquired in two tranches (each, an "Additional Tranche"), on the terms and subject to the conditions hereinafter provided.

(ii)    The first Additional Tranche (the "First Additional
Tranche") shall be for Additional Debentures in the principal amount of $500,000 and the second Additional Tranche (the "Second Additional Tranche") shall be for Additional Debentures in the principal amount of $300,000.

(iii) The closing for the First Additional Tranche shall occur on the date (the "First Additional Closing Date") which is thirty (30) days after the Effective Date, unless otherwise agreed to by the Company and the Buyer. The closing for the Second Additional Tranche shall occur on the date (the "Second Additional Closing Date") which is thirty (30) days after the First Additional Closing Date, unless otherwise agreed to by the Company and the Buyer. The closing of each Additional Tranche shall be conducted upon the same terms and conditions as those applicable to the Initial Debentures. Each of the First Additional Closing Date and the Second Additional Closing Date is referred to as an "Additional Closing Date."

(iv) If, for any reason, a Buyer does not purchase the Additional Debentures allocable to such Buyer on the Additional Closing Date, the other Buyer shall have the option to purchase the Additional Debentures not then being purchased by such Buyer. The Buyer not purchasing the Additional Debentures shall not have the right to purchase any other Additional Debentures.

(v) It shall be a condition to the Buyer's obligation to purchase the Additional Debentures that, as of the Additional Closing Date, (A) the Market Price of the Common Stock, as adjusted to reflect any stock splits, reverse stock splits or stock dividends effected or declared after the Initial Closing Date, be Four Dollars and no Cents ($4.00) or more and (B) the average daily trading volume for the thirty
(30) consecutive trading days ending the day before the Additional Closing Date be twenty-two thousand five hundred (22,500) or more shares.

(vi)    On the relevant Additional Closing Date, (A) the
Registration Statement required to be filed under the Registration Rights Agreement shall continue to be effective and shall cover at least all Registrable Securities for Debentures issued prior to or on such Additional Closing Date, (B) the representations and warranties of the Company contained in Section 3 hereof shall be true and correct in all material respects (and the Company's issuance of the relevant Additional Debentures shall constitute the Company's making each such representation and warranty as of such date) and there shall have been no material adverse changes (financial or otherwise) in the business, operations or conditions (financial or otherwise) or results of operations of the Company and its subsidiaries taken as a whole from the Initial Closing Date through and including the relevant Additional Closing Date (and the Company's issuance of the relevant Additional Debentures shall constitute the Company's making such representation and warranty as of such date), and at all times (C) either the aggregate of the Common Stock issuable (i) upon conversion of the relevant Additional Debentures as a group or together with the Common Stock issuable upon conversion of the then previously issued Debentures (assuming for such computation a conversion price computed based on a Market Price equal to 50% of the Market Price on the relevant Additional Closing Date) and (ii) upon exercise of the Warrants, will not result in the issuance of shares in excess of the Cap Regulations or the Company shall have obtained the consent of its shareholders, as contemplated by the Cap Regulations, to such issuance.

(vii) In addition to the delivery of Principal Voter Proxies contemplated by Section 4(d)(iii) hereof, if, as of the relevant Additional Closing Date, there are any additional Principal Voters, the Company shall have obtained the Principal Voter Proxy of each such additional Principal Voter and shall deliver each such additional Principal Voter Proxy to the Buyer or the Buyer's designee, together with an opinion of the Company's counsel that each such additional Principal Voter Proxy is binding and irrevocable and is enforceable or exercisable by the Buyer or the Buyer's designee, no later than the relevant Additional Closing Date. Compliance with the provisions of Section 4(d)(iii) and the foregoing provisions of this subsection (vii) shall be a condition to the Buyer's obligation to purchase Additional Debentures on the relevant Additional Closing Date.

i. Available Shares. The Company shall have at all times authorized and reserved for issuance, free from preemptive rights, shares of Common Stock sufficient to yield two hundred percent (200%) of the number of shares of Common Stock issuable (i) at conversion as may be required to satisfy the conversion rights of the Buyer pursuant to the terms and conditions of the Debentures and (ii) upon exercise as may be required to satisfy the exercise rights of the Buyer pursuant to the terms and conditions of the Warrants.

j. Warrants. The Company agrees to issue to the Buyer on each Closing Date transferable, divisible warrants (the "Warrants") for the purchase of two thousand seven hundred fifty (2,750) shares of Common Stock for every $100,000 principal of Debentures purchased by the Buyer.
 The Warrants shall bear an exercise price equal to one hundred fifteen percent (115%) of the Market Price of the Common Stock on the Initial
Closing Date. The Warrants will expire on the fifth anniversary of the Initial Closing Date. The Warrants shall be in the form annexed hereto as Annex VI, together with registration rights as provided in the Registration Rights Agreement.

5.      TRANSFER AGENT INSTRUCTIONS.


a. Promptly following the delivery by the Buyer of the Purchase Price for the Initial Debentures in accordance with Section 1(c) hereof, the Company will irrevocably instruct its transfer agent to issue Common Stock from time to time upon conversion of the Debentures in such amounts as specified from time to time by the Company to the transfer agent, bearing the restrictive legend specified in Section 4(b) of this Agreement prior to registration of the Shares under the 1933 Act, registered in the name of the Buyer or its nominee and in such denominations to be specified by the Buyer in connection with each conversion of the Debentures. The Company warrants that no instruction other than such instructions referred to in this Section 5 and stop transfer instructions to give effect to Section 4(a) hereof prior to registration and sale of the Shares under the 1933 Act will be given by the Company to the transfer agent and that the Shares shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement, the Registration Rights Agreement, and applicable law. Nothing in this Section shall affect in any way the Buyer's obligations and agreement to comply with all applicable securities laws upon resale of the Securities. If the Buyer provides the Company with an opinion of counsel reasonably satisfactory to the Company that registration of a resale by the Buyer of any of the Securities in accordance with clause (1)(B) of Section 4(a) of this Agreement is not required under the 1933 Act, the Company shall (except as provided in clause (2) of Section 4(a) of this Agreement) permit the transfer of the Securities and, in the case of the Converted Shares or the Warrant Shares, as the case may be, promptly instruct the Company's transfer agent to issue one or more certificates for Common Stock without legend in such name and in such denominations as specified by the Buyer.

b. Subject to the completeness and accuracy of the Buyer's representations and warranties herein, upon the conversion of any Debentures by a person who is a non-U.S. Person, and following the expiration of any then applicable Restricted Period (as those terms are defined in Regulation S), the Company, shall, at its expense, take all necessary action (including the issuance of an opinion of counsel) to assure that the Company's transfer agent shall issue stock certificates without restrictive legend or stop orders in the name of Buyer (or its nominee (being a non-U.S. Person) or such non-U.S. Persons as may be designated by Buyer) and in such denominations to be specified at conversion representing the number of shares of Common Stock issuable upon such conversion, as applicable. Nothing in this Section 5, however, shall affect in any way Buyer's or such nominee's obligations and agreement to comply with all applicable securities laws upon resale of the Securities.

c. (i) Subject to the provisions of this Agreement and of the Debentures, the Company will permit the Buyer to exercise its right to convert the Debentures by telecopying or delivering an executed and completed Notice of Conversion to the Company and delivering within five
(5) business days thereafter, the original Debentures being converted to the Company by express courier, with a copy to the transfer agent.

(ii) The term "Conversion Date" means, with respect to any conversion elected by the holder of the Debentures, the date specified in the Notice of Conversion, provided the copy of the Notice of Conversion is telecopied to or otherwise delivered to the Company in accordance with the provisions hereof so that it is received by the Company on or before such specified date.

(iii) The Company will transmit the certificates representing the Converted Shares issuable upon conversion of any Debentures (together with Debentures not being so converted) to the Buyer at the address specified in the Notice of Conversion (which may be the Buyer's address for notices as contemplated by Section 11 hereof or a different address), via express courier, by electronic transfer or otherwise, within five (5) business days if the address for delivery is in the United States and within seven (7) business days if the address for delivery is outside the United States (such fifth business day or seventh business day, as the case may be, the "Delivery Date") after (A) the business date on which the Company has received both of the Notice of Conversion (by facsimile or other delivery) and the original Debentures being converted (and if the same are not delivered to the Company on the same date, the date of delivery of the second of such items) or (B) the date an interest payment on the Debenture, which the Company has elected to pay by the issuance of Common Stock, as contemplated by the Debentures, was due.

d. The Company understands that a delay in the issuance of the Shares of Common Stock beyond the Delivery Date could result in economic loss to the Buyer. As compensation to the Buyer for such loss, the Company agrees to pay late payments to the Buyer for late issuance of Shares upon Conversion in accordance with the following schedule (where "No. Business Days Late" is defined as the number of business days beyond the Delivery Date):

                             Late Payment For Each $10,000
                                of Debenture Principal
No. Business Days Late          Amount Being Converted


1                                       $100
2                                       $200
3                                       $300
4                                       $400
5                                       $500
6                                       $600
7                                       $700
8                                       $800
9                                       $900
10                                      $1,000
>10                                     $1,000 +$200 for each Business
                                         Day Late  beyond 10 days

The Company shall pay any payments incurred under this Section in immediately available funds upon demand. Nothing herein shall limit the Buyer's right to pursue actual damages for the Company's failure to issue and deliver the Common Stock to the Buyer. Furthermore, in addition to any other remedies which may be available to the Buyer, in the event that the Company fails for any reason to effect delivery of such shares of Common Stock by close of business on the Delivery Date, the Buyer will be entitled to revoke the relevant Notice of Conversion by delivering a notice to such effect to the Company, whereupon the Company and the Buyer shall each be restored to their respective positions immediately prior to delivery of such Notice of Conversion.


e. If, by the relevant Delivery Date, the Company fails for any reason to deliver the Shares to be issued upon conversion of a Debenture and after such Delivery Date, the holder of the Debentures being converted (a "Converting Holder") purchases, in an open market transaction or otherwise, shares of Common Stock (the "Covering Shares") in order to make delivery in satisfaction of a sale of Common Stock by the Converting Holder (the "Sold Shares"), which delivery such Converting Holder anticipated to make using the Shares to be issued upon such conversion (a "Buy-In"), the Company shall pay to the Converting Holder, in addition to all other amounts contemplated in other provisions of the Transaction Agreements, and not in lieu thereof, the Buy-In Adjustment Amount (as defined below). The "Buy-In Adjustment Amount" is the amount equal to the excess, if any, of (x) the Converting Holder's total purchase price (including brokerage commissions, if any) for the Covering Shares over (y) the net proceeds (after brokerage commissions, if any) received by the Converting Holder from the sale of the Sold Shares. The Company shall pay the Buy-In Adjustment Amount to the Company in immediately available funds immediately upon demand by the Converting Holder. By way of illustration and not in limitation of the foregoing, if the Converting Holder purchases shares of Common Stock having a total purchase price (including brokerage commissions) of $11,000 to cover a Buy-In with respect to shares of Common Stock it sold for net proceeds of $10,000, the Buy-In Adjustment Amount which Company will be required to pay to the Converting Holder will be $1,000.

f. In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Company's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, upon request of the Buyer and its compliance with the provisions contained in this paragraph, so long as the certificates therefor do not bear a legend and the Buyer thereof is not obligated to return such certificate for the placement of a legend thereon, the Company shall use its best efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the Buyer by crediting the account of Buyer's Prime Broker with DTC through its Deposit Withdrawal Agent Commission system.

g. The Company will authorize its transfer agent to give information relating to the Company directly to the Buyer or the Buyer's representatives upon the request of the Buyer or any such representative.
 The Company will provide the Buyer with a copy of the authorization so given to the transfer agent.

6.      DELIVERY INSTRUCTIONS.

The Initial Debentures or the Additional Debentures, as the case may be, shall be delivered by the Company to the Escrow Agent pursuant to Section 1(b) hereof, on a delivery against payment basis, subject to the specific provisions hereof, no later than on the relevant Closing Date.

7.      CLOSING DATE.

a. The Initial Closing Date shall occur on the date which is the first NYSE trading day after the fulfillment or waiver of all closing conditions pursuant to Sections 8 and 9 hereof or such other date and time as is mutually agreed upon by the Company and the Buyer. The date of each Additional Closing Date shall be the date determined as provided in Section 4(h) hereof; provided, however, that it shall be a condition of any Additional Closing Date that , on or before such date, each of the conditions contemplated by Section 4(h) and by Sections 8 and 9 hereof shall have either been satisfied or been waived by the party in whose favor such conditions run.

b. Each closing of the purchase and issuance of Debentures shall occur on the relevant Closing Date at the offices of the Escrow Agent and shall take place no later than 12:00 Noon, New York time, on such day or such other time as is mutually agreed upon by the Company and the Buyer.


c. Notwithstanding anything to the contrary contained herein, the Escrow Agent will be authorized to release the Escrow Property only upon satisfaction of the conditions set forth in Sections 8 and 9 hereof. The relevant Debentures shall be delivered by the Company to the Escrow Agent pursuant to Section 1(b) hereof no later than on the relevant Closing Date.

8.      CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL.

The Buyer understands that the Company's obligation to sell the Debentures to the Buyer pursuant to this Agreement on the relevant Closing Date is conditioned upon:

a. The execution and delivery of this Agreement by the Buyer;

b. Delivery by the Buyer to the Escrow Agent of good funds as payment in full of an amount equal to the Purchase Price for the relevant Debentures in accordance with this Agreement;

c. The accuracy on such Closing Date of the representations and warranties of the Buyer contained in this Agreement, each as if made on such date, and the performance by the Buyer on or before such date of all covenants and agreements of the Buyer required to be performed on or before such date; and

d. There shall not be in effect any law, rule or regulation prohibiting or restricting the transactions contemplated hereby, or requiring any consent or approval which shall not have been obtained.

9.      CONDITIONS TO THE BUYER'S OBLIGATION TO PURCHASE.

The Company understands that the Buyer's obligation to purchase the Debentures on the relevant Closing Date is conditioned upon:

a. The execution and delivery of this Agreement and the Registration Rights Agreement by the Company;

b. Delivery by the Company to the Escrow Agent of the relevant Debentures and Warrants in accordance with this Agreement;

c.      The accuracy in all material respects on such Closing
Date of the representations and warranties of the Company contained in this Agreement, each as if made on such date, and the performance by the Company on or before such date of all covenants and agreements of the Company required to be performed on or before such date;

d. On such Closing Date, the Registration Rights Agreement shall be in full force and effect and the Company shall not be in default thereunder;


e. On such Closing Date, the Buyer shall have received an opinion of counsel for the Company, dated such Closing Date, in form, scope and substance reasonably satisfactory to the Buyer, substantially to the effect set forth in Annex III attached hereto;

f. There shall not be in effect any law, rule or regulation prohibiting or restricting the transactions contemplated hereby, or requiring any consent or approval which shall not have been obtained;

g. From and after the date hereof to and including the relevant Closing Date, the trading of the Common Stock shall not have been suspended by the SEC or the NASD and trading in securities generally on the New York Stock Exchange or The NASDAQ/SmallCap Market shall not have been suspended or limited, nor shall there be any outbreak or escalation of hostilities involving the United States or any material adverse change in any financial market that in either case in the reasonable judgment of the Buyer makes it impracticable or inadvisable to purchase the relevant Debentures; and

h. With respect to the Additional Closing Date, each of the conditions set forth in Section 4(h) hereof shall have either been satisfied or waived by the Buyer and there shall be an effective Registration Statement covering the Registrable Securities issuable upon conversion of the Debentures previously issued and to be issued on such Additional Closing Date and upon exercise of all Warrants previously issued and to be issued on such Additional Closing Date.

10.     GOVERNING LAW:  MISCELLANEOUS.

a. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws. Each of the parties consents to the jurisdiction of the federal courts whose districts encompass any part of the City of New York or the state courts of the State of New York sitting in the City of New York in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions. To the extent determined by such court, the Company shall reimburse the Buyer for any reasonable legal fees and disbursements incurred by the Buyer in enforcement of or protection of any of its rights under any of the Transaction Agreements.

b. Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof.

c. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto.

d. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

e. A facsimile transmission of this signed Agreement shall be legal and binding on all parties hereto.

f. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original.

g. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

h. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

 i. This Agreement may be amended only by an instrument in writing signed by the party to be charged with enforcement thereof.

j. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.

11. NOTICES. Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given on the earliest of

(a) the date delivered, if delivered by personal delivery as against written receipt therefor or by confirmed facsimile transmission,

(b) the seventh business day after deposit, postage prepaid, in the United States Postal Service by registered or certified mail, or

(c) the third business day after mailing by international express courier, with delivery costs and fees prepaid, in each case, addressed to each of the other parties thereunto entitled at the following addresses (or at such other addresses as such party may designate by ten (10) days' advance written notice similarly given to each of the other parties hereto):

COMPANY:        AMERICAN CHAMPION ENTERTAINMENT, INC.
                  1694 The Alameda, Suite 100
                  San Jose, CA  95126-2219
                  Attn: Anthony K. Chan, President
                  Telephone No.: (408) 288-8199
                  Telecopier No.: (408) 288-8098

                 with a copy to:

                 Preston Gates & Ellis LLP
                 One Maritime Plaza, Suite 2400
                 San Francisco, CA 94111
                 Attn: Lawrence B. Low, Esq.
                 Telephone No.: (415) 788-8822
                 Telecopier No.: (415) 788-8819

BUYER: At the address set forth on the signature page of this Agreement.

                 with a copy to:

                 Krieger & Prager, Esqs.
                 319 Fifth Avenue
                 New York, New York 10016
                 Telephone No.: (212) 689-3322
                 Telecopier No.  (212) 213-2077

ESCROW AGENT:   Krieger & Prager, Esqs.
                 319 Fifth Avenue
                 New York, New York 10016
                 Telecopier No.  (212) 213-2077
                 Telephone No.: (212) 689-3322

12.     SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The
Company's and the Buyer's representations and warranties herein shall survive the execution and delivery of this Agreement and the delivery of the Debentures and payment of the Purchase Price, and shall inure to the benefit of the Buyer and the Company and their respective successors and assigns.

[BALANCE OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, this Agreement has been duly executed by the Buyer or one of its officers thereunto duly authorized as of the date set forth below.

AMOUNT AND PURCHASE PRICE OF INITIAL DEBENTURES:        $


        SIGNATURES FOR ENTITIES

IN WITNESS WHEREOF, the undersigned represents that the foregoing statements are true and correct and that it has caused this Securities Purchase Agreement to be duly executed on its behalf this 30th day of June, 1998.


14/14 Divrei Chaim St.,                      The Endeavour Capital Fund S.A.
Address                                       Printed Name of Subscriber
Jerusalem 94479 Israel                         /s/ Shmuli  Margulies
Telecopier No. 972-582-4443                 (Signature of Authorized Person)
                                               Shumuli Margulies, Director
              B.V.I.                            Printed Name and Title

Jurisdiction of Incorporation
or Organization

 As of the date set forth below, the undersigned hereby accepts this Agreement and represents that the foregoing statements are true and correct and that it has caused this Securities Purchase Agreement to be duly executed on its behalf.

AMERICAN CHAMPION ENTERTAINMENT, INC.

By:               /s/  Anthony K. Chan

Title:             President and Chief Executive Officer
Date:                July 2, 1998

ANNEX I                 FORM OF DEBENTURE

ANNEX II                JOINT ESCROW INSTRUCTIONS

ANNEX III               OPINION OF COUNSEL

ANNEX IV                REGISTRATION RIGHTS AGREEMENT

ANNEX V                 COMPANY DISCLOSURE MATERIALS

ANNEX VI                FORM OF WARRANT

A second Securities Purchase Agreement was executed:

Amount:                         $500,000
Name of Subscriber:             AMRO International S.A.